SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act Of 1934 (Amendment No.            )

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [	]

Check the appropriate box:

[	] Preliminary Proxy Statement	[	]Confidential, for Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))
[ X ]	Definitive Proxy Statement
[	] Definitive Additional Materials
[	]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    Stifel Financial Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]		No fee required.
[	]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[	]	Fee paid previously with preliminary materials.

[	]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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1

STIFEL FINANCIAL CORP.

One Financial Plaza

501 North Broadway

St. Louis, Missouri 63102-2102

(314)342-2000

St. Louis, Missouri

September 26, 2005

To the Stockholders of

Stifel Financial Corp.:

We cordially invite you to attend a special meeting of the stockholders of Stifel Financial Corp. The meeting will be held on Wednesday, October 26, 2005, at 11 a.m. on the 2nd Floor, One Financial Plaza, 501 North Broadway, St Louis, Missouri. One Financial Plaza is located on the southwest corner of Washington and Broadway in downtown St. Louis.

The purpose of the Special Meeting is to approve and adopt the second amendment and restatement of the Stifel Financial Corp. 2001 Incentive Stock Plan to increase the number shares available for issuance under the Plan. Only holders of record of Stifel’s Common Stock at the close of business on September 26, 2005 will be entitled to vote. Please take the time to carefully read the description of the proposal in the attached proxy statement.

Thank you for your support of Stifel.

STIFEL FINANCIAL CORP.

/s/ Ronald J. Kruszewski

Ronald J. Kruszewski
Chairman of the Board and Chief Executive Officer

This proxy statement and the accompanying proxy card are

being mailed to Stifel stockholders beginning about September 27, 2005.

Even though you may plan to attend the meeting in person,

please mark, date, and execute the enclosed proxy and mail it promptly. A postage-paid return envelope is enclosed for your convenience.

2

STIFEL FINANCIAL CORP.

One Financial Plaza

501 North Broadway

St. Louis, Missouri 63102-2102

(314)342-2000

NOTICE OF SPECIAL MEETING OF

THE STOCKHOLDERS OF

STIFEL FINANCIAL CORP.

TO BE HELD OCTOBER 26, 2005

St. Louis, Missouri

September 26, 2005

Dear Stockholder

A special meeting of stockholders of Stifel Financial Corp. will be held on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, on Wednesday, October 26, 2005, at 11:00 a.m., for the following purposes:

1.

To approve and adopt a second amendment and restatement of the Stifel Financial Corp. 2001 Incentive Stock Plan (the “Plan”), to increase the number shares available for issuance under the Plan by 2,000,000 shares, to increase the maximum number of shares that may be issued to an individual in any calendar year from 133,000 shares to 200,000 shares and to increase the trigger for change of control events from 15% to 20%; and

2.	To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

The record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting and any adjournment thereof has been fixed as the close of business on September 26, 2005. A stockholder list dated as of the record date will be available for inspection by any stockholder at our offices in St. Louis, Missouri for ten days prior to the special meeting.

We cordially invite you to attend the special meeting. Even if you plan to be present at the meeting in person, you are requested to date, sign and return the enclosed proxy card in the envelope provided so that your shares will be represented. The mailing of an executed proxy card will not affect your right to vote in person should you later decide to attend the special meeting.

By Order of the Board of Directors.

/s/ Marcia J. Kellams, Secretary

Marcia J. Kellams, Secretary

September 26, 2005

St. Louis, Missouri

This proxy statement and the accompanying proxy card are

being mailed to Stifel stockholders beginning about September 27, 2005.

3

STIFEL FINANCIAL CORP.

One Financial Plaza

501 North Broadway

St. Louis, Missouri 63102-2102

PROXY STATEMENT

FOR THE

SPECIAL MEETING OF THE STOCKHOLDERS

TO BE HELD OCTOBER 26, 2005

ONE FINANCIAL PLAZA, ST. LOUIS, MISSOURI

This proxy statement is furnished to the holders of common stock of Stifel Financial Corp. (“Stifel” or the “Company”) in connection with the solicitation of proxies for use in connection with the Special Meeting of the Stockholders to be held October 26, 2005, and all adjournments and postponements thereof, for the purpose set forth in the accompanying Notice of Special Meeting of the Stockholders. Stifel is first mailing this proxy statement and the enclosed form of proxy to Stockholders on or about September 27, 2005.

Pursuant to the proposed second amendment and restatement (the “Amendment and Statement”) of the Stifel Financial Corp. 2001 Incentive Stock Plan, we will increase the number of shares available for issuance by 2,000,000 shares, together with any shares that have been (or will be) added to the Plan pursuant to the terms thereof. As of June 30, 2005, there were 686,121 shares available for issuance under the Plan; following the increase 2,686,121 shares would be available for issuance. Such increase is requested in connection with Stifel’s previously announced acquisition of substantially all of the assets of the capital markets business of Legg Mason, Inc. (“LM Capital Markets”) from Citigroup Inc. In addition to the transaction consideration to be paid to Citigroup in connection with the transaction, Stifel anticipates that it will (and has entered into employment agreements in which it has agreed to) issue approximately 1,370,000 shares of restricted stock units to key associates of LM Capital Markets. In addition, Stifel anticipates issuing between approximately 530,000 to 600,000 restricted stock units as a match for LM Capital Markets personnel who purchase, in the aggregate, between approximately 1,060,000 and 1,200,000 shares of Stifel stock in a private placement expected to close simultaneously with the transaction. This increase is required to enable Stifel to issue such restricted stock units under the Plan.

Stifel provides equity compensation to employees as an incentive to increase long-term stockholder value and to align the interests of our employees with those of our stockholders. We believe that our equity compensation programs help us to attract and retain talented and highly-skilled individuals to serve as employees. We also believe that these plans motivate high levels of performance and create incentives that reward the contributions of our employees to our success and to increased stockholder value. The Board believes these shares are a critically important part of the package of equity and cash incentives used to provide incentives to the former LM Capital Markets employees to join Stifel as part of our acquisition of that business.

Your vote is very important. Whether or not you plan to attend the Special Meeting, we hope you will vote as soon as possible. Whether or not you expect to be present in person at the meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of common stock can be voted only when represented by a properly executed proxy.

Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of Stifel, by duly executing and delivering a proxy bearing a later date, or by attending the Special Meeting and voting in person.

The close of business on September 26, 2005 has been fixed as the record date for the determination of the Stockholders entitled to vote at the Special Meeting of the Stockholders. As of the record date, approximately 10,005,751 shares of Common Stock were outstanding and entitled to be voted at the Special Meeting. Stockholders will be entitled to cast one vote on the Amendment and Restatement for each share of common stock held of record on the record date.

The solicitation of this proxy is made by the Board of Directors of Stifel. The solicitation will primarily be by mail and the expense thereof will be paid by Stifel. In addition, proxies may be solicited by telephone or facsimile by directors, officers, or regular employees of Stifel.

ABOUT THE SPECIAL MEETING

WHY AM I RECEIVING THESE MATERIALS?

The Board of Directors of Stifel is providing these proxy materials to you in connection with the solicitation of proxies for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held on Wednesday, October 26, 2005, at 11:00 a.m., Central time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein.

WHO IS SOLICITING MY VOTE?

Our board of directors is soliciting your vote at the Special Meeting.

WHAT WILL I BE VOTING ON?

You will be voting on a proposal (i) to increase the number of shares issuable under the Amended and Restated 2001 Incentive Stock Plan by 2,000,000 shares (the “Amendment and Restatement”), together with any shares that have been (or will be) added to the Plan pursuant to the terms thereof, (ii) to increase the maximum number of shares that may be issued to an individual in any calendar year from 133,000 shares to 200,000 shares and (iii) to increase the trigger for change of control events from 15% to 20%.

As previously announced, Stifel has agreed to acquire substantially all of the assets of the capital markets business of Legg Mason, Inc. from Citigroup Inc. In addition to the transaction consideration to be paid to Citigroup in connection with the transaction, Stifel anticipates that it will (and has entered into employment agreements in which it has agreed to) issue approximately 1,370,000 shares of restricted stock units to key associates of LM Capital Markets. In addition, Stifel anticipates issuing between approximately 530,000 to 600,000 restricted stock units as a match for LM Capital Markets personnel who purchase, in the aggregate, between approximately 1,060,000 and 1,200,000 shares of Stifel stock in a private placement expected to close simultaneously with the transaction. The restricted stock units will generally vest annually over three years. If the Amendment is not approved at the Special Meeting, we believe that our ability to attract and retain the LM Capital Markets employees will be seriously affected, and in turn, we believe our long-term success will suffer.

HOW CAN INVESTORS MEASURE POTENTIAL DILUTION FROM EQUITY INCENTIVE PLANS?

Outstanding restricted stock units, options and other incentive awards, represent potential future stock issuances that would, if they become vested and issued or are exercised, will have the effect of diluting the percentage ownership of each investor. The impact of outstanding restricted stock units, options and other equity awards, as a percentage of a company’s outstanding stock, provides a measure of future dilutive impact, sometimes called “overhang.” Similarly, shares reserved for future equity awards under a company’s stock plans can eventually dilute stock ownership as equity awards are granted, vest and are exercised. See “Dilution” under “Proposal I.—Second Amendment and Restatement of the 2001 Incentive Stock Plan.”

HOW MANY VOTES DO I HAVE?

You will have one vote for every share of common stock you owned on the record date, September 26, 2005, for each of the directors to be elected and on each other proposal presented at the special meeting.

HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

10,005,571, consisting of one vote for each of the shares of common stock that were outstanding on the record date.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

5,002,876 votes, which represents a majority of the votes that can be cast at the special meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the special meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

DOES ANY SINGLE STOCKHOLDER CONTROL AS MUCH AS 5 PERCENT OF ANY CLASS OF STIFEL’S COMMON STOCK?

There are five stockholders that beneficially own over 5 percent of our common stock (see page 10).

HOW DO I VOTE?

You can vote either by proxy with or without attending the special meeting or in person at the special meeting.

To vote by proxy, you must either:

	If your shares are registered in your name at UMB Bank, n.a. (our transfer agent), you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

	If you hold your stock through a securities broker (that is, in street name), you must either:
•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,
•	vote by telephone (instructions are on the proxy card), or
•	vote by Internet (instructions are on the proxy card).

Our employees who participate in our employee benefit plans may vote on our Intranet or may have their proxy card mailed to them.

If you want to vote in person at the Special Meeting, and you hold your stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

CAN I CHANGE MY VOTE?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone, Internet or Intranet, or send a written notice of revocation to our corporate secretary at the address on the cover of this proxy statement. If you attend the special meeting and want to vote in person, you can request that your previously submitted proxy not be used.

WHAT IS THE VOTE REQUIRED TO APPROVE THE PROPOSAL?

Approval and adoption of the Second Amendment and Restatement of the 2001 Incentive Stock Plan requires a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50 percent of our outstanding shares. Therefore, shares subject to abstention will be considered as present for quorum purposes and will have the effect of a vote against this proposal. A broker "non-vote" will have no effect on this proposal (except to the extent such abstentions and broker non-votes result in a failure to obtain total votes cast representing more than majority of the votes that can be cast at the special meeting regarding the amendment and restatement of the Plan).

IF I SIGN A PROXY, HOW WILL IT BE VOTED?

All shares entitled to vote and represented by properly executed proxy cards received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors. As a result, your shares will be voted in favor of the Proposal.

COULD OTHER MATTERS BE DECIDED AT THE SPECIAL MEETING?

If any other matters are properly presented for consideration at the Special Meeting, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Stifel does not currently anticipate that any other matters will be raised at the Special Meeting.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

Your proxy will still be good and may be voted at the postponed or adjourned meeting.

HOW CAN I ACCESS STIFEL’S PROXY MATERIALS AND ANNUAL REPORT ELECTRONICALLY?

This proxy statement and the 2004 annual report are available on our Internet site at www.stifel.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

PROPOSAL I.

Second Amendment and Restatement of the 2001 Incentive Stock Plan

The Board of Directors is asking stockholders to approve a second amendment and restatement of the Stifel Financial Corp. 2001 Incentive Stock Plan to: (i) increase the number of shares issuable under the Plan by 2,000,000 shares, together with any shares that have been (or will be) added to the Plan pursuant to the terms thereof; (ii) increase the maximum number of shares that may be issued to an individual in any calendar year from 133,000 shares to 200,000 shares; and (iii) increase the trigger for change of control events from 15% to 20%. The Board of Directors approved these amendments in August 2005, subject to stockholder approval.

The Amended and Restated 2001 Incentive Stock Plan currently provides for an initial reservation of 2,000,000 shares for equity awards under the Plan, together with seven annual automatic increases of 266,666 shares per year which are authorized under the terms of the Plan commencing in January 2003. As of June 30, 2005, there were 686,121shares that remained available for issuance under the Plan. The proposed amendment and restatement of the Plan would increase the total number of shares that could be issued under the Plan to 4,000,000. On a pro forma basis, after giving effect to the proposed increase, 2,686,121 shares would have been available under the Plan as of June 30, 2005. Such increase is requested in connection with Stifel’s previously announced acquisition of substantially all of the assets of the capital markets business of Legg Mason, Inc. from Citigroup Inc. as described below. In addition to the consideration to be paid to Citigroup in connection with the transaction, Stifel anticipates that it will (and has entered into employment agreements in which it has agreed to issue approximately 1,370,000 shares of restricted stock units to key associates of LM Capital Markets. In addition, Stifel anticipates issuing between approximately 530,000 and 600,000 restricted stock units as a match for LM Capital Markets personnel who purchase, in the aggregate, between approximately 1,060,000 and 1,200,000 shares of Stifel stock in a private placement expected to close simultaneously with the transaction. The increase is required to enable Stifel to issue such restricted stock units under the Plan.

Stifel anticipates issuing up to 1,925,000 restricted stock units to LM Capital Markets employees that become employees of Stifel in connection with the acquisition of the LM Capital Markets business from Citigroup. Stifel provides equity compensation to employees as an incentive to increase long-term stockholder value and to align the interests of our employees with those of our stockholders.

In addition to the initial shares authorized for issuance, up to 266,666 shares would be added annually for seven years (commencing in January 2003), provided such additional shares could only be used for funding the requirements of our Wealth Accumulation Plans or similarly designed plans. Under the Amendment and Restatement, an additional 1,066,664 shares are reserved for the grant of stock units for such purpose (representing the first five annual increases under the existing Plan), and there would be five additional annual increases subject to the same limitation. Accordingly, that part of the Plan would effectively not be modified by the Amendment and Restatement.

Our Board has approved the amendment and recommends that stockholders vote for the amendment and restatement of the Restated 2001 Incentive Stock Plan.

Background

On September 12, 2005, Stifel entered into an Acquisition Agreement (the “Acquisition Agreement”) with Citigroup Inc. (“Citigroup”) to acquire certain assets and assume specified liabilities associated with the capital markets business which Citigroup recently agreed to acquire from Legg Mason, Inc. (the “Transaction”). Stifel will pay Citigroup an amount equal to the net book value of assets being acquired plus a premium of seven million dollars ($7,000,000), as well as an earn-out of up to thirty million dollars ($30,000,000) based on the performance of the combined capital markets business of Stifel for fiscal years 2006, 2007 and 2008. In connection with the transaction, Stifel has agreed to hire, subject to and effective upon consummation of the closing, certain members of management and other key employees of the capital markets business of Legg Mason, Inc. for a combination of cash and equity compensation. The Acquisition Agreement contains certain customary representations, warranties and covenants on the part of Stifel and Citigroup.

The consummation of the Transaction is subject to a number of customary closing conditions, including but not limited to: (i) the consummation of the transactions contemplated by the Transaction Agreement, dated as of June 23, 2005 between Citigroup and Legg Mason, Inc., (ii) the approval of all required governmental entities, (iii) the negotiation and execution of a Transition Services Agreement between Citigroup and Stifel, and (iv) the negotiation and execution of an assignment by Citigroup to Stifel of certain rights under a Transition Services Agreement to be entered into between Legg Mason, Inc. and Citigroup. The signing of the acquisition agreement with Citigroup was publicly announced by Citigroup and Stifel on September 12, 2005.

Purpose of Equity Incentive Plans

We provide equity compensation to our employees as an incentive to increase long-term stockholder value. Our current stock plan, the 2001 Stock Incentive Plan, was designed with share limitations prior to giving effect to the acquisition of the LM Capital Markets business. In connection with negotiating the Legg Mason acquisition, the Board of Directors and management concluded that equity compensation as a part of our employees’ total compensation package following the transaction was required in order to provide incentives to the new Legg Mason employees. As a result the Board of Directors has adopted an amendment to the 2001 Stock Incentive Plan increasing the authorized number of shares to be issued under the Plan. Stifel is seeking stockholder approval of the amendment and restatement of the Plan.

The purposes of the 2001 Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to our employees, and promote the success of our business. We believe that equity based incentives should be a key part of employee compensation, that equity based awards promote employee attention to the importance of running the business with a focus on revenue growth and profitability and that restricted stock units enable us to compete effectively for the best talent in the our industry.

Equity compensation is a key component of employee compensation at Stifel, and we encourage equity ownership. Equity awards give employees the perspective of an owner with a stake in the success of Stifel. We believe that equity awards align the interests of our employees with those of our stockholders by providing an incentive to increase long-term stockholder value. Because our restricted stock unit grants generally vest over a period of three to five years, our employees derive benefit from these restricted stock units only after they have remained with Stifel through the vesting date. Furthermore, we believe that equity awards motivate high levels of performance and provide an effective means of recognizing, rewarding and encouraging employee contributions to our success.

In addition, we believe that equity awards are an important competitive tool in the securities industry and are essential to recruiting and retaining the highly qualified personnel which are key to our success. We believe that we must offer competitive compensation packages in order to attract and retain people who can keep us on a course of continued success. Although higher salaries can compensate to some extent for the lack of equity compensation, we believe that over time we would be at a competitive disadvantage without the focus on success and power of retention provided by equity compensation. Elimination of our equity compensation program would seriously hamper our ability to attract and retain the talent we need to ensure our business continues to be successful. Our entire employee base, substantially all of whom receive equity compensation, are motivated to achieve results that drive stockholder value. We believe our equity compensation program has been critical in attracting and retaining a highly effective work force.

Description of the Second Amendment and Restatement of the Stifel Financial Corp. 2001 Incentive Stock Plan

Under the terms of the Plan, key employees of us and our subsidiaries, as determined in the sole discretion of our administrator, will be eligible to receive (a) stock appreciation rights, (b) restricted shares of common stock, (c) performance awards, (d) stock options exercisable into shares of our common stock which may or may not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (options so qualifying are hereinafter referred to as incentive stock options) and (e) stock units. We are seeking to increase the number of shares issuable under the Plan as follows:

Share Reservation. The total number of shares of our common stock reserved for issuance under the amended and restated Plan will be 4,000,000 shares, subject to adjustment in the event of any change in the outstanding shares of common stock without new consideration to us (such as by reason of a stock dividend or stock split). As of June 30, 2005, giving pro forma effect to the proposed increase, 2,686,121 would be available for future equity awards under the Plan. Of that amount, Stifel anticipates issuing up to 1,925,000 restricted stock units to LM Capital Markets employees that become employees of Stifel in connection with the acquisition of the LM Capital Markets business from Citigroup. In addition to the 4,000,000 shares of our common stock reserved for issuance under the amended and restated Plan, (a) 1,066,664 shares are reserved for the grant of stock units awarded pursuant to the Plan for funding the requirements of our Wealth Accumulation Plans or similarly designed plans, and (b) for each calendar year in the five-year period commencing January 1, 2006, the number of shares reserved for issuance under the Plan shall automatically increase by an additional 266,666 shares; provided that such additional shares described in (a) and (b) may be used only for funding the requirements of our Wealth Accumulation Plans or similarly designed plans.

In addition, we are seeking (i) to increase the maximum number of shares subject to stock options that may be awarded in any calendar year to any individual from 133,000 shares to 200,000 shares and (ii) to a modification to the definition of “Change in Control” to increase the threshold for the acquisition of shares that would trigger a change in control event under the Plan from 15 percent to 20 percent.

The following is a description of the remainder of the terms of the Stifel Financial Corp. 2001 Incentive Stock Plan as currently in place. No revisions are being sought to these provisions.

Administration. The amended and restated Plan will be administered by either the board of directors or the compensation committee. The administrator, by majority action thereof, is authorized to determine the individuals to whom the benefits will be granted, the type, amount, price, expiration date and other material conditions upon which the benefits will be granted. The administrator has the exclusive authority to interpret and administer the amended and restated Plan, to establish rules relating to the amended and restated Plan, to delegate some or all of its authority under the amended and restated Plan and to take such other steps and make such other determinations as it may deem necessary or advisable.

Stock Appreciation Rights. The administrator may grant stock appreciation rights giving the holder thereof a right to receive, at the time of surrender, a payment equal to the difference between the fair market value of such stock on the date of surrender of the stock appreciation right and the exercise price of the stock appreciation right established by the administrator at the time of grant, subject to any limitation imposed by the administrator in its sole discretion. In the administrator’s discretion, the value of a stock appreciation right may be paid in cash or our common stock, or a combination thereof. A stock appreciation right may be granted either independent of, or in conjunction with, any stock option. If granted in conjunction with a stock option, at the discretion of the administrator, a stock appreciation right may either be surrendered (a) in lieu of the exercise of such stock option, (b) in conjunction with the exercise of such stock option or (c) upon expiration of such stock option. The term of any stock appreciation right shall be established by the administrator, but in no event shall a stock appreciation right be exercisable after ten years from the date of grant.

Restricted Stock. The administrator may issue shares of our common stock either as a stock bonus or at a purchase price of less than fair market value, subject to the restrictions or conditions specified by the administrator at the time of grant. During the period of restriction, holders of restricted stock shall be entitled to receive all dividends and other distributions made in respect of such stock and to vote such stock without limitation.

Performance Awards. The administrator may grant performance awards consisting of shares of our common stock, monetary units payable in cash or a combination thereof. These grants would result in the issuance, without payment therefor, of common stock or the payment of cash upon the achievement of certain pre-established performance goals, such as return on average total capital employed, earnings per share or increases in share price, during a specified performance period not to exceed five years. The participating employee will have no right to receive dividends on or to vote any shares subject to performance awards until the goals are achieved and the shares are issued.

Stock Options. Stock options granted under the Plan shall entitle the holder to purchase common stock at a purchase price established by the administrator, which price shall not be less than the fair market value of our common stock on the date of grant in the case of incentive stock options and at any price determined by the administrator in the case of all other options. The administrator shall determine the term of the stock options and the times at, and conditions under which, the stock options will become exercisable. Stock options will generally not be exercisable after ten years from the date of the grant.

There is no maximum or minimum number of shares for which a stock option may be granted; however, for any employee, the aggregate fair market value of our common stock subject to qualifying incentive stock options that are exercisable for the first time in any calendar year may not exceed $100,000.

Stock Units. The administrator may issue stock units representing the right to receive shares of our common stock at a designated time in the future, subject to the terms and conditions as established by the administrator in its sole discretion. A holder of stock units generally does not have the rights of a stockholder until receipt of the common stock, but, in the administrator’s sole discretion, may receive payments in cash or adjustments in the number of stock units equivalent to the dividends the holder would have received if the holder had been the owner of shares of our common stock instead of stock units.

In the event of a “change in control” (as defined in the Plan), the vesting of all outstanding stock appreciation rights, restricted stock, stock options and stock units shall be accelerated only to the extent set forth in the applicable agreement established by the administrator.

The board of directors may terminate the Plan at any time, and from time to time may amend or modify the Plan; provided, however, that no such action of the board of directors may, without the approval of our stockholders: (a) increase the total amount of stock or the amount or type of benefit that may be issued under the Plan; (b) modify the requirements as to eligibility for benefits; or (c) reduce the amount of any existing benefit or change the terms or conditions thereof without the participating employee’s consent.

Valuation

The fair market value per share of our common stock on any relevant date under the amended and restated 2001 Incentive Stock Plan is deemed to be equal to the closing selling price per share on that date on the New York Stock Exchange. On September 26, 2005, the record date, the fair market value per share of our common stock determined on such basis was $35.31.

Dilution

As of June 30, 2005, there were 1,819,642 shares of our common stock issuable on outstanding options, with an average weighted exercise price of $9.24, and 3,403,101 outstanding stock unit grants, with each unit representing the right to receive shares of our common stock at a designated time in the future. The restricted stock units vest on an annual basis over the next five years, and are distributable, if vested, at future specified dates. Of the outstanding restricted stock unit awards, 1,107,010 shares are currently vested and 2,296,091 are unvested. Assuming vesting requirements are met, Stifel anticipates that 764,134 shares under these awards will be distributed in 2006, 727,474 will be distributed in 2007, 647,194 will be distributed in 2008, and the balance of 1,264,299 will be distributed thereafter. As described below, an employee will realize income as a result of an award of stock units at the time shares are distributed in an amount equal to the fair market value of such shares at that time, and we are entitled to a corresponding tax deduction in the year of such issuance. We may satisfy tax withholding obligations on income associated with such grants by reducing the number of shares otherwise deliverable in connection with such awards, such reduction to be calculated based on a current market price of our stock. Based on current tax law, Stifel anticipates that the shares issued when the awards are paid to the employees will be reduced by approximately 35% to satisfy such withholding obligations, so that approximately 65% of the total restricted stock units that are distributable in any particular year will be converted into issued and outstanding shares. In addition, because transition rules currently in effect relating to deferred compensation, our Board of Directors may determine to accelerate the issuance of shares of common stock issuable under certain outstanding stock unit awards.

Federal Income Tax Consequences

No income will be realized by a participating employee on the grant of an incentive stock option or a stock option which is not an incentive stock option, the grant of a stock appreciation right, the award of restricted stock or the award of stock units, and we will not be entitled to a deduction at such time. If a holder exercises an incentive stock option and does not dispose of the shares acquired within two years from the date of the grant, or within one year from the date of exercise of the option, no income will be realized by the holder at the time of exercise. We will not be entitled to a deduction by reason of the exercise. If a holder disposes of the shares acquired pursuant to an incentive stock option within two years from the date of grant of the option or within one year from the date of exercise of the option, the holder will realize ordinary income at the time of disposition equal to the excess, if any, of the lesser of (a) the amount realized on the disposition or (b) the fair market value of the shares on the date of exercise, over the holder’s basis in the shares. We generally will be entitled to a deduction in an amount equal to such income in the year of the disqualifying disposition.

Upon the exercise of a stock option that does not qualify as an incentive stock option or the surrender of a stock appreciation right, the excess, if any, of the fair market value of the stock on the date of exercise over the purchase price or base price, as the case may be, is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise.

Subject to a voluntary election by the holder under Section 83(b) of the Internal Revenue Code of 1986, a holder will realize income as a result of the award of restricted stock at the time the restrictions expire on such shares. An election pursuant to Section 83(b) of the Internal Revenue Code of 1986 would have the effect of causing the holder to realize income in the year in which such award was granted. The amount of income realized will be the difference between the fair market value of the shares on the date such restrictions expire (or on the date of issuance of the shares, in the event of a Section 83(b) election) over the purchase price, if any, of such shares. We generally will be entitled to a deduction equal to the income realized in the year in which the holder is required to report such income.

An employee will realize income as a result of a performance award at the time the award is issued or paid. The amount of income realized by the participant will be equal to the fair market value of the shares on the date of issuance, in the case of a stock award, and to the amount of the cash paid, in the event of a cash award. We will be entitled to a corresponding tax deduction equal to the income realized in the year of such issuance or payment.

An employee will realize income as a result of an award of stock units at the time shares of our common stock are issued in an amount equal to the fair market value of such shares at that time. We will be entitled to a corresponding tax deduction equal to the income realized in the year of such issuance. Under the Plan, we are entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable. An employee entitled to any such delivery may, upon notice to us, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable, such reduction to be calculated based on a closing market price on the date of the notice.

Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present and entitled to vote at the meeting will constitute approval of the adoption of the Plan. We recommend a vote “FOR” the adoption of the second amendment and restatement of the Stifel Financial Corp. 2001 Incentive Stock Plan.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The close of business on September 26, 2005 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. On September 26, 2005, there were 10,005,751 shares of our common stock outstanding and entitled to vote.

Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the amount of common stock beneficially owned, as of March 16, 2005, by each of our directors, each nominee for election as a director, the executive officers named in the Summary Compensation Table and all of our directors and executive officers as a group:

Name	Number of Shares Beneficially Owned (1)(2)	Percent of Outstanding Common Stock (3)	Unvested Stock Units (4)

Ronald J. Kruszewski	677,227	6.43	43,849
Scott B. McCuaig	338,223	3.28	27,623
James M. Zemlyak	326,660	3.18	26,022
James M. Oates	77,987	(5)	--
Walter F. Imhoff	58,832	(5)	--
David D. Sliney	49,230	(5)	14,179
Charles A. Dill	40,269	(5)	--
Bruce A. Beda	38,875	(5)	--
Robert E. Lefton	31,394	(5)	--
Richard F. Ford	14,989	(5)	--
Robert J. Baer	13,379	(5)	--
John P. Dubinsky	9,484	(5)	--
Frederick O. Hanser	5,751	(5)	--
Thomas Prince (6)	2,891	(5)	--
David M. Minnick (7)	--	--	2,564
Directors and Executive Officers
as a Group (15 persons)	1,685,191	15.04%	114,237

(1)	Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his name.
(2)

Includes the following shares that such persons and group have the right to acquire currently or within 60 days following March 16, 2005 upon the exercise of stock options: Mr. Kruszewski – 198,301; Mr. McCuaig – 128,536; Mr. Zemlyak – 114,669; Mr. Oates – 4,002; Mr. Imhoff – 10,667; Mr. Sliney – 29,268; Mr. Dill – 11,351; Mr. Beda – 13,223; Mr. Lefton – 8,342; Mr. Ford – 4,002; Mr. Baer – 1,867; Mr. Dubinsky – 1,601; Mr. Hanser – 1,601; and directors and executive officers as a group – 527,430. Also includes the following shares allocated to such persons and group under the Stifel Financial Corp. Stock Ownership Plan and Trust: Mr. Kruszewski – 397; Mr. McCuaig – 374; Mr. Zemlyak – 307; Mr. Imhoff – 181; Mr. Sliney – 540; and directors and executive officers as a group – 1,799. Also includes the following shares allocated to such persons and group underlying stock units vested currently or within 60 days following March 16, 2005: Mr. Kruszewski – 305,247; Mr. McCuaig – 141,674; Mr. Zemlyak – 130,670; Mr. Oates – 12,371; Mr. Sliney – 14,519; Mr. Dill – 11,997; Mr. Beda – 12,246; Mr. Lefton – 7,657; Mr. Ford – 1,883; Mr. Baer – 7,246; Mr. Dubinsky – 2,817; Mr. Hanser – 2,817; and directors and executive officers as a group – 651,144. Also includes the following shares allocated to such persons and group under the Stifel, Nicolaus & Company, Incorporated Profit Sharing 401(k) Plan: Mr. Zemlyak – 2,129; Mr. Imhoff – 10; and directors and officers as a group – 2,139.

(3)

Based upon 10,026,652 shares of common stock issued and outstanding as of March 16, 2005 and, for each director or officer or the group, the number of shares subject to options or stock units which the director or officer or the group has the right to acquire currently or within 60 days following March 16, 2005.

(4)

Includes shares underlying stock units that such persons or group hold but which are not convertible to our common stock within the 60-day period after March 16, 2005 and, therefore, under the rules of the Securities and Exchange Commission, are not deemed to be “beneficially owned” as of March 16, 2005. The stock units generally will be transferred into common stock at the end of a three- to five-year period after the date of grant contingent upon the holder’s continued employment with us.

(5)	Shares beneficially owned do not exceed 1 percent of the outstanding shares of our common stock.
(6)	Mr. Prince’s employment terminated and he ceased to be an executive officer on April 30, 2004.
(7)	Mr. Minnick became an executive officer on October 24, 2004.

Ownership of Certain Beneficial Owners

As of March 16, 2005, the following persons were the only persons known to us to be beneficial owners of more than 5 percent of our common stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock

The Western and Southern Life Insurance Co.	1,359,749 (1)	13.56%
400 Broadway
Cincinnati, Ohio 45202

George H. Walker III	720,544 (2)	7.19
5270 Budapest Place
Dulles, Virginia 20189

Ronald J. Kruszewski	677,227 (3)	6.43
501 North Broadway
St. Louis, Missouri 63102

The Banc Funds Company, L.L.C.	575,110 (4)	5.74
208 South LaSalle Street
Chicago, Illinois 60604

Stifel Financial Corp. Stock Ownership Plan and Trust	497,748 (5)	4.96
501 North Broadway
St. Louis, Missouri 63102

__________________________

(1)

The information shown is based on a Schedule 13G, dated January 8, 1998, of Western and Southern Life Insurance Company. The number of shares beneficially owned has been adjusted to reflect the 5 percent stock dividends declared by us on each of January 20, 1998 and January 27, 1999, and a 4-for-3 stock split effective September 15, 2004. The information in the Schedule 13G indicates that Western and Southern has the sole power to vote and dispose of such shares.

(2)	The information shown has been compiled from our internal records.
(3)	See notes 1 and 2 to the Ownership of Directors, Nominees and Executive Officers table.
(4)

The information shown is based on a Schedule 13G, dated February 14, 2005, of The Banc Funds Company, L.L.C. The information in the Schedule 13G indicates that Banc Fund V L.P. and Banc Fund VI L.P., investment entities related to The Banc Funds Company, L.L.C., have sole voting and dispositive power with respect to 274,644 and 300,466 shares, respectively.

(5)

With respect to 313,377 allocated shares of our common stock of the Stifel Financial Corp. Stock Ownership Plan and Trust, each participant in the Plan has the right to instruct the trustee of the Plan with respect to the voting of the common stock in the participant’s account. The trustee is authorized to vote any shares of common stock with respect to which the trustee has not received timely directions as to the voting thereof. As of March 16, 2005, we had 184,371 unallocated shares in the Stock Ownership Plan. These unallocated shares will be released for allocation to the participants based upon employer contributions to fund an internal loan between us and the Stock Ownership Plan. The trustee is authorized to vote these unallocated shares in the same proportion as the trustee votes those shares for which the trustee has received timely directions from the participants.

EXECUTIVE COMPENSATION

The following table presents summary information concerning compensation earned in the three most recently completed years by our chief executive officer and each of our four most highly compensated other executive officers for services rendered to us and our subsidiaries.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
			Bonus (1)
Name and Principal Position	Year	Salary ($)	Cash ($)	Stock Units ($)(2)	Stock Units ($)(2)	Options (#)	All Other Compensation ($)(3)

Ronald J. Kruszewski	2004	$200,000	$1,387,000	$228,000	$413,250	—	$ 1,349
Chairman, President and Chief	2003	200,000	937,500	125,000	265,625	30,000	14,419
Executive Officer of Stifel Financial Corp. and Chief Executive Officer of Stifel Nicolaus	2002	200,000	510,000	90,000	82,500	40,000	13,858

Scott B. McCuaig	2004	175,000	843,750	112,500	238,053	—	2,225
Senior Vice President of Stifel	2003	175,000	600,000	80,000	170,000	20,000	2,531
Financial Corp. and President and	2002	175,000	297,500	127,500	31,875	20,000	6,939
Co-Chief Operating Officer of
Stifel Nicolaus

James M. Zemlyak	2004	175,000	752,500	161,250	241,875	—	2,301
Senior Vice President, Chief	2003	175,000	465,500	99,750	149626	20,000	2,531
Financial Officer and Treasurer of Stifel Financial Corp. and Senior Vice President, Co-Chief Operating Officer and Chief Financial Officer of Stifel Nicolaus	2002	175,000	262,500	112,500	28,125	20,000	6,361

David D. Sliney	2004	143,750	315,000	67,500	101,250	—	1,407
Senior Vice President of	2003	125,000	260,000	16,250	115,001	7,000	971
Stifel Financial Corp. and	2002	125,000	152,000	9,500	48,000	10,000	984
Stifel Nicolaus

Thomas A. Prince (4)	2004	169,546	15,000	—	—	—	15,734
Former Senior Vice President	2003	150,000	135,000	—	18,750	—	22,391
and General Counsel of Stifel Financial Corp. and Stifel Nicolaus	2002	150,000	128,932	18,750	4,688	4,000	22,653

(1)	Represents bonuses paid under the executive compensation plans described in the section entitled “Compensation Committee Report on Executive Compensation” of this proxy statement.
(2)

Pursuant to the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan, participants in the Plan receive, on a mandatory basis, stock units as a portion of their incentive compensation earned. In addition, participants may elect to receive stock units with respect to any remaining portion of incentive compensation earned by such individuals. Each individual also receives stock units with a fair market value equal to 25 percent of that portion of the incentive compensation that the individual receives in stock units. All stock units are issued to participants based upon the fair market value of our common stock on the date of issuance. Units received on a mandatory basis vest ratably over a three-year period following the date of issuance. Units that the participant elects to receive are fully vested on the date of issuance. Units issuable as the 25 percent match vest at the end of the three-year period following the date of issuance. The elective deferral units received as part of a participant’s incentive compensation are reported under the “Bonus” column, while units issuable as the 25 percent match and the units that are subject to mandatory deferral are reported under the “Long-Term Compensation” column. The aggregate value of stock units held by Messrs. Kruszewski, McCuaig, Zemlyak, and Sliney at December 31, 2004 was $7,313,561, $3,546,772, $3,282,697 and $601,223, respectively, based upon a last transaction price of $20.95 on December 31, 2004. The aggregate number of stock units held by Messrs. Kruszewski, McCuaig, Zemlyak, and Sliney at December 31, 2004 was 349,096, 169,297, 156,692 and 28,698, respectively.

(3)

For 2004, we contributed $500 to our profit sharing plan for each of Messrs. Kruszewski, McCuaig, Zemlyak, and Sliney, and $437.53 to our Profit Sharing Plan for Mr.  Prince; $219.16 to the Stifel Financial Corp. 2003 Employee Stock Purchase Plan for Mr. Kruszewski, $1,095.79 for Mr. McCuaig, $1,171.95 for Mr. Zemlyak and $277.34 for Mr. Sliney; and $629.37 to the Stifel Financial Corp. Stock Ownership Plan and Trust for each of Messrs. Kruszewski, McCuaig, Zemlyak, and Sliney. In addition, with respect to Mr. Prince, the amount disclosed includes $296 of interest forgiven by us and $15,000 of principal forgiven by us with respect to a $100,000 loan from us to Mr. Prince.

(4)

Mr. Prince’s salary includes finders fees related to certain investment banking work. Mr. Prince’s employment terminated and he ceased to be an executive officer of Stifel Financial Corp., and Stifel Nicolaus, on April 30, 2004.

Option Grants In Last Year

There were no stock option grants made during 2004 to the individuals named in the Summary Compensation Table.

Fiscal Year-End Option Values

The following table sets forth information concerning the number of exercisable and unexercisable stock options at December 31, 2004 held by the individuals named in the Summary Compensation Table.

	Shares acquired	Value	Shares Underlying Unexercised Options at December 31, 2004(#)		Value of Unexercised, In-the-Money Options held at December 31, 2004($)(1)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald J. Kruszewski	110,249	$1,381,894	174,301	69,332	$2,256,037	$883,006
Scott B. McCuaig	0	0	114,669	40,532	1,430,891	513,866
James M. Zemlyak	0	0	101,780	39,554	1,364,233	501,033
David D. Sliney	0	0	22,068	18,131	290,800	231,684
Thomas Prince	5,866	56,083	0	0	0	0

(1)	Based on the last reported share price of our common of stock of $20.95 on December 31, 2004.

Employment Agreements and Other Compensation Arrangements

We entered into an employment letter with Ronald J. Kruszewski as of September 25, 1997. Under the employment letter, Mr. Kruszewski receives an annual salary of at least $200,000 and he is eligible to participate in the executive bonus pool and in all other employee benefits we provide to senior executive officers.

Stifel Nicolaus and Scott B. McCuaig entered into an arrangement on January 26, 1998 which provides for the employment of Mr. McCuaig at a base salary of $175,000 per annum. Mr. McCuaig is eligible to participate in our executive bonus pool and in all other employee benefits provided to our senior executive officers.

Stifel Nicolaus and James M. Zemlyak entered into an arrangement on February 1, 1999 which provides for the employment of Mr. Zemlyak at a base salary of $175,000 per annum. Mr. Zemlyak is eligible to participate in all other employee benefits provided to our senior executive officers.

Thomas A. Prince, a former Senior Vice President and General Counsel, delivered a promissory note to us in June 1999 in the principal amount of $100,000. The promissory note was forgivable in equal annual installments commencing August 1, 2000 and ending August 1, 2004. Upon Mr. Prince’s cessation of employment on April 30, 2004, Mr. Prince repaid $5,000 of the outstanding balance and the remaining amount was forgiven by us. Additionally, on March 5, 2002, Mr. Prince executed a promissory note to us in the principal amount of $110,000 to cover relocation expenses. The note had an interest rate of 3 percent per annum, and was payable without recourse in specified amounts ranging from $15,000 to $30,000 per year from annual bonuses paid by us to Mr. Prince during the years 2003 through 2007. Upon Mr. Prince’s cessation of employment on April 30, 2004, Mr. Prince repaid the balance of $81,637.50.

CORPORATE GOVERNANCE PRINCIPLES

Director Independence

It is critical that our board of directors reflect a substantial degree of independence from management, both in fact and in appearance. Accordingly, while the board of directors will determine, from time to time, the number of employee directors that will be permitted, a majority of the board of directors will remain independent non-employee directors. For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with us. The board of directors has established corporate governance guidelines to assist it in determining director independence in accordance with the independence requirements in the New York Stock Exchange listing rules. The portion of the guidelines that relate to director independence is set forth below. The board of directors has determined that Messrs. Baer, Beda, Dill, Dubinsky, Ford, Hanser, Lefton and Oates satisfy the New York Stock Exchange’s independence requirements and our independence guidelines. In making the independence determinations, the board of directors reviewed all of our directors’ relationships with us based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with us and our management.

In addition to applying our corporate governance guidelines, the board of directors will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Independence depends not only on the personal, employment and business relationships of each director, but also upon the board of director’s overall relationship with, and attitude toward, management. Providing objective, independent judgment is at the core of the board of director’s oversight responsibilities. The board of directors and each outside director will reflect this independence.

Under the guidelines, an independent director is a member of the board of directors who:

•

Does not, and has not for the five years prior to the date of determination, received more than $100,000 per year in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	Is not, and has not been for the five years prior to the date of determination, an employee of the company;

•

Is not, and has not been, affiliated with or employed by the present or former auditor of the company, or one of the auditors’ affiliates, unless it has been more than five years since the affiliation, employment, or the auditing relationship ended;

•

Is not, and has not been for the five years prior to the date of determination, part of an interlocking directorship in which an executive officer of the company serves on the compensation committee of a company that concurrently employs the director;

•

Is not, and has not been for the five years prior to the date of determination, an executive officer or an employee of another company (1) that accounts for at least 2% or $1 million, whichever is greater, of the company’s consolidated gross revenues or (2) for which the company accounts for at least 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues;

•

The Board has affirmatively determined has no other material commercial, industrial, banking, consulting, legal, accounting, charitable, or familial relationship with the company, either individually or as a partner, stockholder, or officer of an organization or entity having such a relationship with the company, which relationship would adversely impact the director’s independence in connection with the company; and

•

Has, and for the five years prior to the date of determination had, no immediate family members (i.e., spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone who shares the director’s home) in any of the above categories; provided, however, that in the case of employment of one of the above-described immediate family members, the family member must have served as an officer or partner of the subject entity to impact the director’s independence.

It is a responsibility of the board to regularly assess each director’s independence and to take appropriate actions in any instance in which the requisite independence has been compromised.

Code of Ethics

We have adopted a Code of Ethics for Directors, Officers and Associates. The code of ethics is posted in the “Corporate Governance” section of our website, located at www.stifel.com, or may be obtained by any stockholder, without charge, upon request.

Contacting the Board of Directors

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors, including the presiding director at the executive sessions of the non-management directors or the non-management directors as a group. Such parties can contact our board of directors by mail at: Stifel Financial Corp., Attention: Ronald J. Kruszewski, Chairman of the Board, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. All communications made by this means will be received by the Chairman of the Board and relayed promptly to the board of directors or the individual directors as appropriate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our officers, directors and nominees for director maintain margin accounts with Stifel Nicolaus pursuant to which Stifel Nicolaus may make loans for the purchase of securities. All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

Richard F. Ford, one of our directors, is a general partner of the management companies that act as the general partner of Gateway Mid-America Partners, L.P., Gateway Venture Partners II, L.P., Gateway Venture Partners III, L.P. and Gateway Partners, L.P. Additionally, Charles A. Dill, one of our directors, is a general partner of Gateway Partners, L.P. We, and Stifel Venture Corp., our subsidiary, own an interest in Gateway Venture Associates, L.P. and Gateway Associates III, L.P., the management companies that are the general partners of Gateway Partners, L.P. and Gateway Venture Partners III, L.P., respectively. We are also a limited partner of Gateway Partners, L.P. At December 31, 2004, our carrying value of these investments was approximately $87,667.

As fully described under “Employment Agreements and Other Compensation Arrangements” in this proxy, Thomas A. Prince, a former Senior Vice President and General Counsel, delivered a promissory note to us in June 1999 in the principal amount of $100,000 and delivered a promissory note to us in March 2002 in the principal amount of $110,000.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Stifel’s common stock is listed on the New York Stock Exchange under the symbol “SF.” Set forth below are the high and low sales prices for Stifel’s common stock as reported by the New York Stock Exchange for the two most recently completed fiscal years, the first two quarters of 2005 and the period from July 1, 2005 through September 26, 2005:

	Low	High
2003
First Quarter	$8.21	$9.17
Second Quarter	$8.55	$9.77
Third Quarter	$8.93	$10.39
Fourth Quarter	$9.96	$14.84

2004
First Quarter	$13.74	$22.31
Second Quarter	$16.20	$21.15
Third Quarter	$17.48	$21.30
Fourth Quarter	$19.04	$24.68

2005
First Quarter	$19.40	$22.33
Second Quarter	$19.65	$25.74
Third Quarter (through 9/23/05)	$23.25	$36.51

On September 26, 2005, the closing price for Stifel’s common stock as reported on the New York Stock Exchange was $35.31. As of March 1, 2005, there were approximately 4,300 holders of Stifel’s common stock.

Stifel declared 5% stock dividends on each of January 20, 1998 and January 27, 1999. On May 9, 2002, Stifel announced the elimination of future cash dividends on its common stock.

On August 23, 2004, Stifel announced a four-for-three stock split in the form of a stock dividend. The additional shares were distributed on September 15, 2004, to stockholders of record as of September 1, 2004. All shares and price per share amounts above have been adjusted to reflect the four-for-three stock split.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this proxy statement, except for any information directly superseded by information contained in this proxy statement.

We incorporate by reference into this proxy statement the following financial statements and other information (SEC File No. 001-09305), which contain important information about us and our business and financial results:

•

the financial statements, quarterly data and management’s discussion and analysis of financial condition and results of operations contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•

the financial statements and management’s discussion and analysis of financial condition and results of operations contained in our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2005;

•	Our current reports on Form 8-K, filed August 16, 2005, September 12, 2005 and September 16, 2005.

We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this proxy statement and before the Special Meeting. The SEC allows us to incorporate by reference into this proxy statement such documents. You should consider any statement contained in this proxy statement (or in a document incorporated into this proxy statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling Marcia J. Kellams, Secretary, Stifel Financial Corp., One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102 (telephone: (314) 342-2000).

ANNEX I

SECOND AMENDMENT AND RESTATEMENT OF THE

STIFEL FINANCIAL CORP.

2001 INCENTIVE STOCK PLAN

1.	Purpose

The purpose of the Amended and Restated 2001 Stifel Financial Corp. Incentive Stock Plan is to encourage key employees of Stifel Financial Corp. (the “Corporation”) and such subsidiaries of the Corporation as the Administrator designates, to acquire shares of common stock of the Corporation (“Common Stock”) or to receive monetary payments based on the value of such stock or based upon achieving certain goals on a basis mutually advantageous to such employees and the Corporation and thus provide an incentive for employees to contribute to the success of the Corporation and align the interests of key employees with the interests of the shareholders of the Corporation. The Plan serves as the funding source of the Stifel Wealth Accumulation Plan for Administrative Associates and the Stifel Wealth Accumulation Plan for Investment Executives.

2.	Administration

The Plan shall be administered by the Board of Directors of the Corporation or the Compensation Committee of the Board of Directors (the “Administrator”).

The authority to select persons eligible to participate in the Plan, to grant benefits in accordance with the Plan, and to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various participants or with respect to different grants to the same participant), may be exercised by the Administrator in its sole discretion.

Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable.

The Board of Directors in its discretion may delegate and assign specified duties and authority of the Administrator to any other committee and retain the other duties and authority of the Administrator to itself. Also, the Board of Directors in its discretion may appoint a separate committee of outside directors to make awards that satisfy the requirements of Section 162(m) of the Internal Revenue Code.

3.	Shares Reserved Under the Plan

Subject to the provisions of Section 12 (relating to adjustment for changes in capital stock) the Plan initially reserves for issuance under the Plan an aggregate of 4,000,000 shares of Common Stock of the Corporation, which may be authorized but unissued or treasury shares. In addition to such 4,000,000 shares of Common Stock, which may be awarded pursuant to any of the types of benefits described in Section 5, (a) 1,066,664 shares are reserved for the grant of Stock Units awarded pursuant to the Plan in lieu of cash compensation that would otherwise have been paid currently to the participant where the value of the shares of Common Stock underlying such Stock Units, determined as of the date of grant, does not exceed the amount of such cash by more than 25 percent, and (b) for each calendar year in the five-year period commencing January 1, 2006, the number of shares reserved for issuance under the Plan shall automatically increase by an additional 266,666 shares; provided that, such additional shares may be applied only for the grant of such Stock Units as are described in (a) above.

As used in this Section 3, the term “Plan Maximum” shall refer to the number of shares of Common Stock of the Corporation that are available for grant of awards pursuant to the Plan. Stock underlying outstanding options, stock appreciation rights, or performance awards will reduce the Plan Maximum while such options, stock appreciation rights or performance awards are outstanding. Shares underlying expired, canceled or forfeited options, stock appreciation rights performance awards shall be added back to the Plan Maximum. When the exercise price of stock options is paid by delivery of shares of Common Stock of the Corporation, or if the Administrator approves the withholding of shares from a distribution in payment of the exercise price, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued pursuant to such exercise, regardless of the number of shares surrendered or withheld in payment. If the Administrator approves the payment of cash to an optionee equal to the difference between the fair market value and the exercise price of stock subject to an option, or if a stock appreciation right is exercised for cash or a performance award is paid in cash, the Plan Maximum shall be increased by the number of shares with respect to which such payment is applicable. Restricted stock issued pursuant to the Plan will reduce the Plan Maximum while outstanding even while subject to restrictions. Shares of restricted stock shall be added back to the Plan Maximum if such restricted stock is forfeited or is returned to the Corporation as part of a restructuring of benefits granted pursuant to this Plan.

Notwithstanding the above, the maximum number of shares subject to stock options that may be awarded in any calendar year to any individual shall not exceed 200,000 shares (as adjusted in accordance with Section 12).

4.	Participants

Participants will consist of such officers and key employees of the Corporation or any designated subsidiary as the Administrator in its sole discretion shall determine. Designation of a participant in any year shall not require the Administrator to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Administrator shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits.

5.	Types of Benefits

The following benefits may be granted under the Plan: (a) stock appreciation rights (“SARs”); (b) restricted stock (“Restricted Stock”); (c) performance awards (“Performance Awards”); (d) incentive stock options (“ISOs”); (e) nonqualified stock options (“NQSOs”); and (f) Stock Units, all as described below.

6.	Stock Appreciation Rights

A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, subject to such terms and conditions set forth in a SAR agreement as may be established by the Administrator in its sole discretion. At the discretion of the Administrator, SARs may be exercised (a) in lieu of exercise of an option, (b) in conjunction with the exercise of an option, (c) upon lapse of an option, (d) independent of an option or (e) each of the above in connection with a previously awarded option under the Plan. If the option referred to in (a), (b) or (c) above qualified as an ISO pursuant to Section 422 of the Internal Revenue Code of 1986 (“Code”), the related SAR shall comply with the applicable provisions of the Code and the regulations issued thereunder. At the time of grant, the Administrator may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose conditions on exercise of a SAR. At the discretion of the Administrator, payment for SARs may be made in cash or shares of Common Stock of the Corporation, or in a combination thereof. SARs will be exercisable not later than ten years after the date they are granted and will expire in accordance with the terms established by the Administrator.

7.	Restricted Stock

Restricted Stock is Common Stock of the Corporation issued or transferred under the Plan (other than upon exercise of stock options or as Performance Awards) at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus, subject to such terms and conditions set forth in a Restricted Stock agreement as may be established by the Administrator in its sole discretion. In the case of any Restricted Stock:

(a)	The purchase price, if any, will be determined by the Administrator.

(b)	The period of restriction shall be established by the Administrator for any grants of Restricted Stock.

(c)

Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof; (ii) rights of the Corporation to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the employee’s employment within specified periods; (iii) representation by the employee that he or she intends to acquire Restricted Stock for investment and not for resale; and (iv) such other restrictions, conditions and terms as the Administrator deems appropriate.

(d)

The participant shall be entitled to all dividends paid with respect to Restricted Stock during the period of restriction and shall not be required to return any such dividends to the Corporation in the event of the forfeiture of the Restricted Stock.

(e)	The participant shall be entitled to vote the Restricted Stock during the period of restriction.

(f)

The Administrator shall determine whether Restricted Stock is to be delivered to the participant with an appropriate legend imprinted on the certificate or if the shares are to be issued in the name of a nominee or deposited in escrow pending removal of the restrictions.

8.	Performance Awards

Performance Awards are Common Stock of the Corporation, monetary units or some combination thereof, to be issued without any payment therefor, in the event that certain performance goals established by the Administrator are achieved over a period of time designated by the Administrator, but not in any event more than five years. The goals established by the Administrator may include return on average total capital employed, earnings per share, increases in share price or such other goals as may be established by the Administrator. In the event the minimum corporate goal is not achieved at the conclusion of the period, no payment shall be made to the participant. Actual payment of the award earned shall be in cash or in Common Stock of the Corporation or in a combination of both, as the Administrator in its sole discretion determines. If Common Stock of the Corporation is used, the participant shall not have the right to vote and receive dividends until the goals are achieved and the actual shares are issued.

9.	Incentive Stock Options

ISOs are stock options to purchase shares of Common Stock at not less than 100 percent of the fair market value of the shares on the date the option is granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion that conform to the requirements of Section 422 of the Code. Said purchase price may be paid (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant for at least six months, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under all option plans of the Corporation and its subsidiary corporations) shall not exceed $100,000.

10.	Nonqualified Stock Options

NQSOs are nonqualified stock options to purchase shares of Common Stock at purchase prices established by the Administrator on the date the options are granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion. The purchase price may be paid (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant for at least six months, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. NQSOs granted after the date of shareholder approval of the Plan shall be exercisable no later than ten years after the date they are granted.

11.	Stock Units

A Stock Unit represents the right to receive a share of Common Stock from the Corporation at a designated time in the future, subject to such terms and conditions set forth in a Stock Unit agreement as may be established by the Administrator in its sole discretion. The participant generally does not have the rights of a shareholder until receipt of the Common Stock. The Administrator may in its discretion provide for payments in cash, or adjustment in the number of Stock Units, equivalent to the dividends the participant would have received if the participant had been the owner of shares of Common Stock instead of the Stock Units.

12.	Adjustment Provisions

(a)

If the Corporation shall at any time change the number of issued shares of Common Stock without new consideration to the Corporation (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding benefit shall be adjusted so that the aggregate consideration payable to the Corporation, if any, and the value of each such benefit shall not be changed. Benefits may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

(b)

Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

13.	Change in Control

In the event of a Change in Control of the Corporation, as defined below, the vesting of all outstanding SARs, shares of Restricted Stock, ISOs, NQSOs and Stock Units shall be accelerated only to the extent set forth in the applicable agreement established by the Administrator in its sole discretion.

“Change in Control” means:

(a)

The acquisition by any individual, entity or group, or a Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of ownership of 20 percent or more of either (i) the then outstanding shares of Common Stock of the Corporation (“Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (“Outstanding Corporation Voting Securities”); provided, however, such an acquisition of ownership of 20 percent or more but less than 25 percent of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities with the prior approval of the Board of Directors of the Corporation shall not result in a Change in Control within the meaning of this subparagraph (a);

(b)

Individuals who, as of the date of approval of the Plan by the Board of Directors of the Corporation, constitute the Board of Directors of the Corporation (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)

Approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 50 percent of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors (provided, however, such 20 percent threshold may be increased up to 25 percent by the Board of Directors of the Corporation prior to such approval by the stockholders) and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d)

Approval by the stockholders of the Corporation of (i) a complete liquidation or dissolution of the Corporation or (ii) the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 50 percent of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election for directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no person beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors (provided, however, such 20 percent threshold may be increased up to 25 percent by the Board of Directors of the Corporation prior to such approval by the stockholders) and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Corporation.

14.	Nontransferability

Each benefit granted under the Plan to an employee shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, NQSOs granted under the Plan may be transferred, without consideration, to a Permitted Transferee (as defined below). Benefits granted under the Plan shall be exercisable, during the participant’s lifetime, only by the participant or a Permitted Transferee. In the event of the death of a participant, exercise or payment shall be made only:

(a)

By or to the Permitted Transferee, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution; and

(b)	To the extent that the deceased participant or the Permitted Transferee, as the case may be, was entitled thereto at the date of his death.

For purposes of this Section 14, “Permitted Transferee” shall include (i) one or more members of the participant’s family, (ii) one or more trusts for the benefit of the participant and/or one or more members of the participant’s family, or (iii) one or more partnerships (general or limited), corporations, limited liability companies or other entities in which the aggregate interests of the participant and members of the participant’s family exceed 80 percent of all interests. For this purpose, the participant’s family shall include only the participant’s spouse, children and grandchildren.

15.	Taxes

The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Corporation may defer making payment or delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. The person entitled to any such delivery may, by notice to the Corporation at the time the requirement for such delivery is first established, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable, such reduction to be calculated based on a closing market price on the date of such notice.

16.	Tenure

A participant’s right, if any, to continue to serve the Corporation and its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

17.	Duration, Interpretation, Amendment and Termination

No benefit shall be granted more than ten years after the date of adoption of this Plan; provided, however, that the terms and conditions applicable to any benefit granted within such period may thereafter be amended or modified by mutual agreement between the Corporation and the participant or such other person as may then have an interest therein. Also, by mutual agreement between the Corporation and a participant hereunder, stock options or other benefits may be granted to such participant in substitution and exchange for, and in cancellation of, any benefits previously granted such participant under this Plan. To the extent that any stock options or other benefits which may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Administrator, and to the extent that any such stock options or other benefits would so qualify within the terms of the Plan, the Administrator shall have full and complete authority to grant stock options or other benefits that so qualify (including the authority to grant, simultaneously or otherwise, stock options or other benefits which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such stock option or other benefits under the Plan. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing benefit or change the terms and conditions thereof without the participant’s consent. No amendment of the Plan shall, without approval of the stockholders of the Corporation, (a) increase the total number of shares which may be issued under the Plan or increase the amount or type of benefits that may be granted under the Plan; or (b) modify the requirements as to eligibility for benefits under the Plan.

18.	Effective Date

This Amended and Restated 2001 Stifel Financial Corp. Incentive Stock Plan shall become effective as of the date it is adopted by the Board of Directors of the Corporation subject only to approval by the holders of a majority of the outstanding voting stock of the Corporation within twelve months before or after the adoption of the Plan by the Board of Directors.

STIFEL FINANCIAL CORP.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby nominates, constitutes and appoints Ronald J. Kruszewski and Marcia J. Kellams (or such other person as is designated by the board of directors of Stifel Financial Corp. (“Stifel”)) (the “Proxies”), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated below all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the special meeting of stockholders to be held on October 26, 2005 and at any adjournments or postponements thereof.

Please complete, sign and date other side and return promptly. Please mark [ X ] your vote as indicated in this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

1.	Proposal to amend and restate the Stifel Financial Corp. Amended and Restated 2001 Incentive Stock Plan.

FOR	AGAINST		ABSTAIN
[	]	[	]	[	]

2.            In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting and any adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and the accompanying Proxy Statement.

This proxy will be voted as specified. If no specification is made, this proxy will be voted FOR Proposal No. 1. A vote to ABSTAIN will be voted AGAINST the amendment.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

☐	PLEASE CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

SIGN HERE _______________________________________________
(Please sign exactly as name appears at left)
SIGN HERE _______________________________________________
Executors, administrators, trustees, etc. should indicate when signing
DATED _______________________________________________

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the shareholder is a corporation, this proxy card must be signed by a duly authorized officer of the shareholder. By signing this proxy card, you acknowledge receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, with all enclosures and attachments, dated September 26, 2005. If address at left is incorrect, please write in the correct information.